Exhibit 99.2

Unaudited Pro Forma Condensed Combining

Financial Statements of Endeavour International Corporation

In December 2011, we entered into a definitive agreement with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited (collectively, “COP”) to purchase certain oil and natural gas interests in the North Sea for approximately $330 million in cash, before adjustments, (the “COP Acquisition”). On May 31, 2012, we closed the portion of the COP Acquisition consisting of a 23.43% interest in the Alba field for aggregate consideration of approximately $224.5 million, reduced from $255.4 million allocated to the Alba field as a result of purchase price adjustments since the effective date of January 1, 2011. The acquisition was financed through a series of transactions as follows:

•

On February 23, 2012, we issued $350,000,000 in aggregate principal amount of our 12% First Priority Notes due 2018 and $150,000,000 in aggregate principal amount of our 12% Second Priority Notes due 2018 (collectively, the “2018 Notes”). In connection with the offering of both series of the 2018 Notes, we received net proceeds of approximately $460.5 million. These proceeds were placed in escrow until the completion of the Alba portion of the COP Acquisition.

•

In addition, on May 31, 2012, we executed a reimbursement agreement (the “Reimbursement Agreement”) to secure a letter of credit issued by an unaffiliated third party for Endeavour’s account in the amount of approximately £77 million (approximately $120 million as of May 31, 2012). The letter of credit secures our decommissioning obligations for the Alba field until 2014.

•

In addition, on May 31, 2012, we borrowed $60 million under our Revolving Credit Facility and a portion of those funds were utilized to pay certain expenses upon closing of the acquisition of COP’s interest in the Alba field. The Revolving Credit Facility bears interest at 13% per annum.

The following unaudited pro forma condensed combined financial information reflects adjustments to give effect to the purchase of the Alba portion of the COP Acquisition, the release of the escrowed funds from our issuance of the 2018 Notes, the repayment of the 15% Senior Term Loan, issuance of $60 million under our Revolving Credit Facility and the completion of the Reimbursement Agreement related to the Alba field’s decommissioning liabilities.

The income statement data assume that the acquisition of COP’s interest in the Alba field, and related financing transactions, were completed on January 1, 2011. The balance sheet data assume that the transactions were completed on March 31, 2012.

During the periods presented, the Alba field was not accounted or operated as a separate division by COP. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual property. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these

Unaudited Pro Forma Condensed Combining

Financial Statements of Endeavour International Corporation

circumstances. Revenues and direct operating expenses included in the accompanying unaudited pro forma condensed combined financial information represent Endeavour’s net working interest in the Alba field acquired from COP for the periods prior to the respective closing dates and are presented on the accrual basis of accounting.

The unaudited pro forma condensed combining financial data are not necessarily indicative of the results of operations or the financial position which would have occurred had the transactions been consummated at January 1, 2011, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of Endeavour and the Statement of Revenue and Direct Operating Expenses of the asset acquired by Endeavour in the COP Acquisition.

Endeavour International Corporation

Unaudited Pro Forma Condensed Combining Balance Sheet

As of March 31, 2012

(Amounts in thousands)

	Endeavour	Alba Portion of the COP Acquisition	Pro Forma Adjustments		Pro Forma
		(A)
Current Assets:
Cash and cash equivalents	$18,186	$(217,468)	$256,754	(B), (C)	$57,472
Restricted cash	493,434		(460,236	)(B), (C)	33,198
Receivables	13,594	—	—		13,594
Other Current Assets	25,335	—	—		25,335

Total Current Assets	550,549	(217,468)	(203,482)		129,599

Property and Equipment, net	593,973	219,515	—		813,488

Goodwill	211,886	46,770	—		258,656
Other Assets	48,347	—	(142	)(C)	48,205

Total Assets	$1,404,755	$48,817	$(203,624)		$1,249,949

Current Liabilities:
Accounts Payable	$102,970	$7,000	$—		$109,970
Current Maturities of Long-Term Debt	14,850	—	(2,350	)(C)	12,500
Accrued Expenses and Other Current Liabilities	14,147	—	—		14,147

Total Current Liabilities	131,967	7,000	(2,350)		136,617

Long-term Debt	936,090	—	(179,234	)(C)	756,856
Deferred Taxes	106,745	25,077	—		131,822
Other Liabilities	66,235	16,740	—		82,975

Total Liabilities	1,241,037	48,817	(181,584)		1,108,270

Series C Convertible Preferred Stock	43,703	—	—		43,703

Stockholders’ Equity	120,015		(22,040	)(C)	97,975

Total Liabilities and Stockholders’ Equity	$1,404,755	$48,817	$(203,624)		$1,249,949

Endeavour International Corporation

Unaudited Pro Forma Condensed Combining Statement of Operations

For the Three Months Ended March 31, 2012

(Amounts in thousands, except per share data)

	Endeavour	Alba Portion of the COP Acquisition	Pro Forma Adjustments		Pro Forma Combined
		(A)
Revenues	$15,166	$72,506			$87,672

Expenses:
Operating expenses	4,898	11,497			16,395
Depletion and amortization	7,906	—	15,366	(D)	23,272
Impairment of oil and gas properties	15,740	—			15,740
General and administrative	5,323	—			5,323

Total expenses	33,867	11,497	15,366		60,730

Income (Loss) from Operations	(18,701)	61,009	(15,366)		26,942

Other Income (Expense):
Unrealized loss on derivatives	(4,779)	—			(4,779)
Interest expense	(19,707)	—	681	(C)	(19,026)
Other expense	(2,668)	—	(5,908	)(C)	(8,576)

Total other income (expense)	(27,154)	—	(5,227)		(32,381)

Income (Loss) Before Income Taxes	(45,855)	61,009	(20,593)		(5,439)

Income Tax (Benefit) Expense	(10,593)	—	30,154	(E)	19,561

Net Income (Loss)	(35,262)	61,009	(50,747)		(25,000)

Preferred Stock Dividends	(456)	—			(456)

Net Income (Loss) to Common Stockholders	$(35,718)	$61,009	$(50,747)		$(25,456)

Net Loss Per Share:
Basic	$(0.94)				$(0.67)

Diluted	$(0.94)				$(0.67)

Weighted Average Number of Common Shares Outstanding:
Basic	37,854				37,854

Diluted	37,854				37,854

Endeavour International Corporation

Unaudited Pro Forma Condensed Combining Statement of Operations

For the Year Ended December 31, 2011

(Amounts in thousands, except per share data)

	Endeavour	Alba Portion of the COP Acquisition	Pro Forma Adjustments		Pro Forma Combined
		(A)

Revenues	$60,091	$258,385			$318,476

Expenses:
Operating expenses	17,668	45,516			63,184
Depletion and amortization	26,478	—	47,078	(D)	73,556
Impairment of oil and gas properties	65,706	—			65,706
General and administrative and other	17,853	—			17,853

Total expenses	127,705	45,516	47,078		220,299

Income (Loss) from Operations	(67,614)	212,869	(47,078)		98,177

Other Income (Expense):
Gains (losses) on derivatives	8,378	—			8,378
Interest expense	(45,295)	—	(37,552	)(C)	(82,847)
Other income	597	—	(23,633	)(C)	(23,036)

Total other income (expense)	(36,320)	—	(61,185)		(97,505)

Income (Loss) Before Income Taxes	(103,934)	212,869	(108,263)		672

Income Tax Expense	27,061	—	103,518	(E)	130,579

Net Income (Loss)	(130,995)	212,869	(211,781)		(129,907)

Preferred Stock Dividends	(1,974)	—			(1,974)

Net Income (Loss) to Common Stockholders	$(132,969)	$212,869	$(211,781)		$(131,881)

Net Loss Per Share:
Basic	$(3.70)				$(3.67)

Diluted	$(3.70)				$(3.67)

Weighted Average Number of Common Shares Outstanding:
Basic	35,957				35,957

Diluted	35,957				35,957

Endeavour International Corporation

Notes to Unaudited Pro Forma Condensed

Combining Statements

(Amounts in thousands)

(A)	To record the acquisition of the Alba field portion of the COP Acquisition for approximately $224.5 million. The preliminary purchase price allocation is determined as follows:

Purchase price	$255,400
Purchase price adjustments for estimated after-tax cash flows from the COP Acquisition assets and interest costs from economic date of January 1, 2011 to closing	(37,932)
Liabilities assumed	7,000

Preliminary purchase price	$224,468

Allocation of purchase price:
Property, plant & equipment	$219,515
Goodwill	46,770
Accounts payable	(7,000)
Deferred taxes	(25,077)
Other long-term liabilities	(16,740)

The purchase price allocation set forth above and reflected in the pro forma financials is preliminary and subject to change based on the fair value of the Alba field, estimated cash flows from the economic date to the closing date and liabilities assumed at the closing date.

Not included in the pro forma amounts are the results of the remaining properties in the COP Acquisition - the MacCulloch and Nicol fields. If the acquisition for MacCulloch and Nicol had been closed on May 31, 2012 with Alba Field, the net purchase price was estimated to be approximately $23 million, of which $10 million is on deposit with the seller. Unaudited summary information for the MacCulloch and Nicol fields for the twelve months ended December 31, 2011 include revenues of approximately $173 million and operating expenses of approximately $23 million. We intend to pursue the closing of these two fields in the near future, however, there can be no assurance that we will be able to do so.

(B)	To record the release of the escrowed funds from our issuance of the 2018 Notes in February 2012.

(C)	To record the financing transactions related to the acquisition of the Alba field portion of the COP Acquisition and the release of the escrowed funds, including:

•	the repayment of the Senior Term Loan, plus accrued interest and prepayment penalty, and write off of the associated debt issuance costs;

•	the issuance of an additional $60 million under our Revolving Credit Facility, less expenses, and the amortization of associated debt issuance costs over the life of the agreement;

•	interest expense and amortization of associated debt issuance costs related to the 2018 Notes; and

•	the issuance of Reimbursement Agreement and related annual fees and the amortization the associated issuance costs over the life of the agreement.

Endeavour International Corporation

Notes to Unaudited Pro Forma Condensed

Combining Statements

(Amounts in thousands)

(D)	To record depletion and amortization after giving affect to the purchase price allocation.

(E)	To record the income tax effect of the COP Acquisition on a combined basis with Endeavour’s UK operations.

Reconciliation of Non-GAAP Measures

Because Net Income (Loss) as Adjusted and net income (loss) before interest, taxes, depreciation, depletion and amortization adjusted for unrealized gains (losses) on derivatives (“Adjusted EBITDA”) are not measurements determined in accordance with GAAP and thus are susceptible to varying calculations, our non-GAAP measures as presented may not be comparable to similarly titled measures of other companies. Net Income (Loss) as Adjusted and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation, or as a substitute for analysis of our financial statement data presented in the consolidated financial statements as reported under GAAP. Provided below are reconciliations of net loss to the following non-GAAP financial measures: Net Income (Loss) as Adjusted and Adjusted EBITDA (amounts in thousands):

	Three Months Ended March 31, 2012
	Endeavour	Acquisition	Pro Forma Adjustments	Pro Forma Combined
Net income (loss)	$(35,262)	$61,009	$(50,747)	$(25,000)
Impairment of oil and gas properties (net of tax) (1)	15,740	—	—	15,740
Unrealized (gain) loss on derivatives (net of tax) (2)	4,148	—	—	4,148

Net Income (Loss) as Adjusted	$(15,374)	$61,009	$(50,747)	$(5,112)

Net income (loss)	$(35,262)	$61,009	$(50,747)	$(25,000)

Unrealized loss on derivatives	4,779	—	—	4,779
Net interest expense	19,651	—	681	20,332
Depreciation, depletion and amortization	7,906	—	15,366	23,272
Impairment of oil and gas properties	15,740	—	—	15,740
Income tax expense (benefit)	(10,593)	—	30,154	19,561

Adjusted EBITDA	$2,221	$61,009	$(4,546)	$58,684

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit of $631.

Endeavour International Corporation

Notes to Unaudited Pro Forma Condensed

Combining Statements

(Amounts in thousands)

	Year Ended December 31, 2011
	Endeavour	Acquisition	Pro Forma Adjustments	Pro Forma Combined
Net income (loss)	$(130,995)	$212,869	$(211,781)	$(129,907)
Impairment of oil and gas properties (net of tax) (1)	65,706	—	—	65,706
Unrealized gain on derivatives (net of tax) (2)	(10,269)	—	—	(10,269)

Net Income (Loss) as Adjusted	$(75,558)	$212,869	$(211,781)	$(74,470)

Net income (loss)	$(130,995)	$212,869	$(211,781)	$(129,907)

Unrealized gain on derivatives	(8,378)	—	—	(8,378)
Net interest expense	44,781	—	37,552	82,333
Depreciation, depletion and amortization	26,478	—	47,078	73,556
Impairment of oil and gas properties	65,706	—	—	65,706
Income tax expense	27,061	—	103,518	130,579

Adjusted EBITDA	$24,653	$212,869	$(23,633)	$213,889

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax expense of $1,891.